Exhibit 99.1
RELEASE 8:00 AM — July 20, 2011

CONTACT: TELEPHONE: E-MAIL:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652 (201) 967-8290 smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $96.0 MILLION
DECLARED QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE
Paramus, New Jersey, July 20, 2011 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today net income of $96.0 million for the quarter ended June 30, 2011 as compared to net income of $142.6 million for the quarter ended June 30, 2010. Diluted earnings per share amounted to $0.19 during the second quarter of 2011 as compared to diluted earnings per share of $0.29 for the second quarter of 2010. The Board of Directors declared a quarterly cash dividend of $0.08 per share payable on August 30, 2011 to shareholders of record on August 5, 2011.
Operating earnings and diluted operating earnings per share (non-GAAP measures) were $93.7 million and $0.19, respectively for the linked first quarter of 2011. During the first quarter of 2011, the Bank completed a restructuring of its balance sheet (the “Restructuring Transaction”) which resulted in the extinguishment of $12.5 billion of structured putable borrowings with an average cost of 3.56%. The extinguishment of the borrowings was funded by the sale of $8.66 billion of securities with an average yield of 3.20% and $5.00 billion of new short-term fixed-maturity borrowings with an average cost of 0.66%. The Restructuring Transaction reduced after-tax earnings by $649.3 million resulting in a first quarter net loss of $555.7 million. Please see page 15 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles. For the six months ended June 30, 2011, the Bank reported a net loss of $459.7 million as compared to net income of $291.5 million for the same period in 2010. Diluted loss per share was $0.93 for the six months ended June 30, 2011 as compared to diluted earnings per share of $0.59 for the same period in 2010. Operating earnings and diluted operating earnings per share were $189.7 million and $0.39, respectively for the six months ended June 30, 2011 as compared to $291.5 million and $0.59, respectively for the same period in 2010.
Ronald E. Hermance, Jr., Chairman and Chief Executive Officer commented, “We are pleased with the performance of our balance sheet after the completion of the first quarter Restructuring Transaction. Our net interest margin increased 42 basis points in the second quarter to 2.14% and we reduced our portfolio of wholesale borrowings as part of the Restructuring Transaction to improve our interest rate risk profile. Additionally, during the second quarter of 2011, we modified $4.0 billion of putable borrowings to eliminate the put option and further reduced our interest rate risk. With the first quarter Restructuring Transaction behind us, we are now looking ahead to opportunities to increase our mortgage market share. We are expanding our retail lending market area to include northeast Massachusetts and expect to begin originating loans in that area during the third quarter. This comes after our expansion into the greater Philadelphia, Pennsylvania market in 2010. While low mortgage-related asset yields are restraining balance sheet growth, we believe that we need to be in a position to increase our loan production when such growth becomes more profitable for us. As we have disclosed previously, the highly publicized foreclosure issues that have recently affected the nation’s largest mortgage loan servicers have resulted in greater bank regulatory, court and state attorney general scrutiny. In New Jersey, the state Supreme Court has been reviewing the foreclosure filing of the largest mortgage lenders and servicers to determine if they were handled appropriately. On July 12, 2011, a report was issued by one of the special masters overseeing the cases concluding that Hudson City is meeting the foreclosure filing standards in New Jersey. I am very proud that we were the first mortgage lender to satisfy the court’s thorough review of foreclosure filings.”
Mr. Hermance continued, “With the economy recovering at a very slow pace, our balance sheet and future earnings growth continue to face headwinds. The continued low interest rate environment does not allow for profitable growth and, while our credit metrics are stable, the housing markets and employment outlook are weak. However, we believe that Hudson City has an opportunity to grow its loan market share when the GSE conforming loan limits are decreased as expected in October and by expanding our market areas. As such, we are focused on the things we can accomplish to prepare for the future. We believe that our commitment to providing quality services will serve us well in this endeavor. I am very proud that in the J.D. Power and Associates 2011 U.S. Retail Banking Satisfaction Study, Hudson City ranked in the top 25% of banks in the mid-Atlantic region. Furthermore, we had the highest satisfaction rating of banks in the mid-Atlantic region with branches in northern New Jersey. It is this type of quality service that is ingrained in the Hudson City culture and that we will bring to our new market areas.”
Mr. Hermance further commented, “We previously disclosed that we expected to enter into a memorandum of understanding, commonly referred to as an MOU, with the Office of Thrift Supervision. The MOU is an informal supervisory agreement that requires Hudson City to adopt and implement enhanced operating policies and procedures and an increased governance structure over compliance and risk management practices. During the first six months of 2011, we made significant changes to our policies and procedures and each of the Company and the Bank entered into an MOU with the OTS on June 24, 2011. We believe that we are currently in compliance with the material terms of the MOU and that the enhancements we agreed to in the MOU are an integral part of our plan to grow successfully in the future.”
Mr. Hermance continued, “I am also pleased to announce that Tracey Dedrick has joined Hudson City as Executive Vice President and Chief Risk Officer. Tracey has over 25 years of experience in financial and risk management in large financial services companies such as MetLife and AXA Financial. Ms. Dedrick is directly responsible for capital markets risk and will oversee the Company’s Enterprise-wide Risk Management program. In recent months we have enhanced our management team by adding new positions in key areas important to our long-term growth, including a Chief Compliance Officer and officers experienced in asset/liability management, credit analysis, accounting, information technology (“IT”), mortgage servicing, credit default management and IT risk.”
Mr. Hermance concluded, “We are pleased with our financial metrics for the second quarter — diluted EPS of $0.19 per share, a Tier I leverage capital ratio of 8.44%, strong liquidity and a stable credit outlook. The expansion of our lending markets and the reduction of the GSE conforming loan limit are both positive factors for Hudson City. The low yields available on high-quality mortgages, our primary product, as well as low market interest rates on mortgage-backed securities, have caused us to significantly reduce our growth. While we look forward to resuming prudent and profitable growth, we will not compromise our commitment to investing in high quality assets to do so. We believe that while our earnings in the near-term may come under pressure, our restrained growth rate makes sense for the long-term.”
Financial highlights for the second quarter of 2011 are as follows:
•	Diluted earnings per share was $0.19 for the second quarter of 2011 as compared to diluted earnings per share of $0.29 for the second quarter of 2010. Basic and diluted loss per common share were both $0.93 for the first six months of 2011 as compared to both basic and diluted earnings per share of $0.59 for the same period in 2010. During the first six months of 2011 we had a net loss of $459.7 million as compared to net income of $291.5 million for the first six months of 2010. Operating earnings amounted to $189.7 million, or $0.39 per diluted share, for the first six months of 2011 as compared to $291.5 million, or $0.59 per diluted share, for the second quarter of 2010. Please see page 15 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles.
•	Net interest income decreased 14.1% to $272.9 million for the second quarter of 2011 and 18.4% to $529.3 million for the six months ended June 30, 2011 as compared to the same periods in 2010.

•	Our net interest rate spread and net interest margin were 1.94% and 2.14%, respectively, for the second quarter of 2011 as compared to 1.50% and 1.72%, respectively for the linked first quarter of 2011 and 1.89% and 2.13%, respectively, for the second quarter of 2010. Our net interest rate spread and net interest margin were 1.71% and 1.92%, respectively, for the first six months of 2011 as compared to 1.93% and 2.17% for the same period in 2010.

•	The provision for loan losses amounted to $30.0 million for the second quarter of 2011 as compared to $50.0 million for the second quarter of 2010. For the six months ended June 30, 2011, the provision for loan losses amounted to $70.0 million as compared to $100.0 million for the same period in 2010.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the second quarter of 2011 were 0.74% and 8.00%, respectively. Our annualized return on average assets and annualized return on average shareholders’ equity for the six months ended June 30, 2011 were (1.65)% and (18.10)%, respectively. Our annualized ratio of operating earnings to average assets and annualized ratio of operating earnings to average shareholders’ equity, excluding the Restructuring Transaction, were 0.68% and 7.47%, respectively for the six months ended June 30, 2011. Please see page 15 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles.

•	Non-interest income amounted to $2.7 million for the second quarter of 2011 and $107.9 million for the first six months of 2011. Included in non-interest income were net realized securities gains of $102.5 million for the six months ended June 30, 2011.

•	Deposits increased $381.5 million, or 1.5%, to $25.55 billion at June 30, 2011 from $25.17 billion at December 31, 2010.

•	Borrowings decreased $8.55 billion to $21.13 billion at June 30, 2011 from $29.68 billion at December 31, 2010. As part of the Restructuring Transaction, we paid off $12.5 billion of structured putable borrowings and re-borrowed $5.0 billion of new short-term fixed-maturity borrowings.

•	The Bank’s Tier 1 leverage capital ratio increased to 8.44% at June 30, 2011 as compared to 7.95% at December 31, 2010.

Statement of Financial Condition Summary
Total assets decreased $9.39 billion, or 15.4%, to $51.78 billion at June 30, 2011 from $61.17 billion at December 31, 2010. The decrease in total assets reflected an $8.65 billion decrease in total mortgage-backed securities, a $570.8 million decrease in net loans and a $382.6 million decrease in total investment securities.
Our net loans decreased $570.8 million during the first six months of 2011 to $30.20 billion. The decrease in loans primarily reflects the elevated levels of loan repayments during the first six months of 2011 as a result of continued low market interest rates. Historically our focus has been on loan portfolio growth through the origination of one- to four-family first mortgage loans in New Jersey, New York, Pennsylvania and Connecticut and, to a lesser extent, the purchases of mortgage loans. For the first six months of 2011, we originated $2.70 billion and purchased $290.5 million of loans, compared to originations of $2.83 billion and purchases of $542.2 million for the first six months of 2010. The originations and purchases of loans were offset by principal repayments of $3.46 billion for the first six months of 2011, as compared to $2.90 billion for the first six months of 2010.
Loan originations declined slightly for the first six months of 2011 as compared to the same period in 2010. In addition, elevated levels of refinancing activity caused by low market interest rates have caused increased levels of repayments to continue during the first six months of 2011. Our loan purchase activity has also declined as sellers from whom we have historically purchased loans are either retaining these loans in their own portfolios or selling them to the government-sponsored entities (“GSEs”). The GSEs have been actively purchasing loans as part of their efforts to keep mortgage rates low to support the housing market during the recent economic recession. We expect that the amount of loan purchases by the Bank will continue to be at reduced levels for the near-term.
Total mortgage-backed securities decreased $8.65 billion during the six months ended June 30, 2011 to $15.38 billion. The decrease was due primarily to the sale of $8.96 billion of securities, substantially all of which were sold as part of the Restructuring Transaction. The decrease in mortgage-backed securities also reflected repayments of $2.51 billion which were offset by purchases of $2.97 billion of mortgage-backed securities issued by GSEs.
Total liabilities decreased $8.77 billion, or 15.8%, to $46.89 billion at June 30, 2011 from $55.66 billion at December 31, 2010. The decrease in total liabilities reflected an $8.55 billion decrease in borrowed funds partially offset by a $381.5 million increase in total deposits.
The decrease in borrowed funds was primarily a result of the Restructuring Transaction. As part of the Restructuring Transaction, we paid off $12.5 billion of structured putable borrowings and re-borrowed $5.0 billion of new short-term fixed-maturity borrowings. The extinguishment of structured putable borrowings was a necessary step in our efforts to reduce our interest rate risk and eliminate some of the liquidity uncertainties of borrowings that are putable at the discretion of the lender. During the second quarter of 2011, we modified $4.0 billion of structured putable borrowings to eliminate the put option thereby further reducing our interest rate risk. Borrowings amounted to $21.13 billion at June 30, 2011 as compared to $29.68 billion at December 31, 2010.
Total shareholders’ equity decreased $622.3 million to $4.89 billion at June 30, 2011 from $5.51 billion at December 31, 2010. The decrease was primarily due to the net loss of $459.7 million for the six months ended June 30, 2011. The decrease was also due to cash dividends paid to common shareholders of $113.5 million and a $60.2 million decrease in accumulated other comprehensive income. At June 30, 2011, our shareholders’ equity to asset ratio was 9.44% and our tangible book value per share was $9.58.

The accumulated other comprehensive income of $25.2 million at June 30, 2011 included a $55.9 million after-tax net unrealized gain on securities available for sale ($94.6 million pre-tax) and a $30.7 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. The accumulated other comprehensive income of $85.4 million at December 31, 2010 included a $117.3 million after-tax net unrealized gain on securities available for sale ($198.3 million pre-tax), partially offset by a $31.9 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. The change in the unrealized loss on securities available-for sale was due primarily to the sale of securities in the first quarter of 2011 which resulted in pre-tax realized gains of $102.5 million.
Statement of Income Summary
The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that the economic recovery is continuing at a moderate pace, though somewhat more slowly than the FOMC expected. The FOMC also expressed concerns regarding recent labor market indicators which have been weaker than anticipated. The FOMC noted that household spending and business investment in equipment and software continue to expand. However, investment in non-residential structures is still weak, and the housing sector continues to be depressed. The national unemployment rate remains elevated and increased to 9.2% in June from 8.8% in March and was slightly lower than the 9.4% unemployment rate in December 2010. The FOMC decided to maintain the overnight lending rate at zero to 0.25% during the second quarter of 2011. As a result, short-term market interest rates have remained at low levels during the first six months of 2011. The yields on mortgage-related assets have also remained at low levels during that same quarter and, as a result, prepayments of mortgage-related assets continued at elevated levels.
Net interest income decreased $44.6 million, or 14.1%, to $272.9 million for the second quarter of 2011 as compared to $317.5 million for the second quarter of 2010. Our net interest rate spread increased to 1.94% for the second quarter of 2011 as compared to 1.50% for the first quarter of 2011 and 1.89% for the second quarter of 2010. Our net interest margin increased to 2.14% for the second quarter of 2011 as compared to 1.72% for the linked first quarter of 2011 and 2.13% for the second quarter of 2010. These increases were due primarily to the effects of the Restructuring Transaction which included the extinguishment of $12.5 billion of structured putable borrowings with an average cost of 3.56%. The extinguishment of the borrowings was funded by the sale of $8.66 billion of securities with an average yield of 3.20% and $5.00 billion of new short-term fixed-maturity borrowings with an average cost of 0.66%.
Net interest income decreased $119.4 million, or 18.4%, to $529.3 million for the first six months of 2011 as compared to $648.7 million for the first six months of 2010. During the first six months of 2011, our net interest rate spread decreased 22 basis points to 1.71% and our net interest margin decreased 25 basis points to 1.92% as compared to 2.17% for the same period in 2010.
Notwithstanding the increase in the second quarter of 2011 due to the effects of the Restructuring Transaction, our net interest margin decreased for the first six months of 2011 as compared to the same period in 2010. This decrease was due primarily to the low market interest rates that resulted in lower yields on our mortgage-related interest-earning assets as customers refinanced to lower mortgage rates and our new loan production and asset purchases were at the current low market interest rates. Mortgage-related assets represented 88.8% of our average interest-earning assets during the first six months of 2011.

Total interest and dividend income for the second quarter of 2011 decreased $164.9 million, or 23.0%, to $552.7 million from $717.6 million for the second quarter of 2010. The decrease in total interest and dividend income was primarily due to a decrease of 48 basis points in the annualized weighted-average yield on total interest-earning assets to 4.35% for the second quarter of 2011 from 4.83% for the same quarter in 2010. The decrease in total interest and dividend income was also due to a decrease in the average balance of total interest-earning assets of $8.64 billion, or 14.5%, to $50.77 billion for the second quarter of 2011 as compared to $59.41 billion for the second quarter of 2010. The decrease in the average balance of total interest-earning assets was due primarily to the Restructuring Transaction.
Total interest and dividend income for the six months ended June 30, 2011 decreased $282.2 million, or 19.4%, to $1.17 billion from $1.45 billion for the six months ended June 30, 2010. The decrease in total interest and dividend income was primarily due to a decrease of 61 basis points in the annualized weighted-average yield on total interest-earning assets to 4.29% for the second quarter of 2011 from 4.90% for the same quarter in 2010. The decrease in total interest and dividend income was also due to a decrease in the average balance of total interest-earning assets of $4.73 billion, or 8.0%, to $54.52 billion for the second quarter of 2011 as compared to $59.25 billion for the second quarter of 2010. The decrease in the average balance of total interest-earning assets was due primarily to the effects of the Restructuring Transaction.
Interest on first mortgage loans decreased $45.8 million to $380.4 million for the second quarter of 2011 as compared to $426.2 million for the second quarter of 2010. This was primarily due to a 29 basis point decrease in the weighted-average yield to 5.10% for the 2011 second quarter from 5.39% for the 2010 second quarter. The decrease in interest income on mortgage loans was also due to a $1.77 billion decrease in the average balance of first mortgage loans to $29.85 billion for the second quarter of 2011 from $31.61 billion for the same quarter in 2010. The decrease in the average yield earned was due to lower market interest rates on mortgage products and also due to the continued mortgage refinancing activity.
For the six months ended June 30, 2011, interest on first mortgage loans decreased $91.1 million, or 10.7%, to $763.3 million as compared to $854.4 million for the six months ended June 30, 2010. This was primarily due to a 32 basis point decrease in the weighted-average yield to 5.10% for the six months ended June 30, 2011 as compared to 5.42% for the same period in 2010. The decrease in interest income on mortgage loans was also due to a $1.61 billion decrease in the average balance of first mortgage loans to $29.95 billion for the six months ended June 30, 2011 from $31.56 billion for the same period in 2010. Refinancing activity, which resulted in continued elevated levels of loan repayments, also had an impact on the average balance of our first mortgage loans during the first six months of 2011.
Interest on mortgage-backed securities decreased $96.9 million to $125.2 million for the second quarter of 2011 as compared to $222.1 million for the second quarter of 2010. This decrease was due primarily to a 107 basis point decrease in the weighted-average yield to 3.25% for the second quarter of 2011 from 4.32% for the second quarter of 2010. The decrease in interest on mortgage-backed securities was also due to a $5.14 billion decrease in the average balance of mortgage-backed securities to $15.43 billion during the second quarter of 2011 as compared to $20.57 billion for the second quarter of 2010. The decrease in the average balance of mortgage-backed securities was due primarily to the effects of the Restructuring Transaction.
Interest on mortgage-backed securities decreased $145.3 million to $308.5 million for the six months ended June 30, 2011 as compared to $453.8 million for the six months ended June 30, 2010. This decrease was due primarily to a 111 basis point decrease in the weighted-average yield to 3.34% for the first six months of 2011 from 4.45% for the first six months of 2010. The effect of the decrease in the weighted-average yield was also due to a $1.96 billion decrease in the average balance of mortgage-

backed securities to $18.46 billion during the first six months of 2011 as compared to $20.42 billion for the same period in 2010. The decrease in the average balance of mortgage-backed securities was due primarily to the effects of the Restructuring Transaction.
Interest on investment securities decreased $22.0 million to $32.8 million for the second quarter of 2011 as compared to $54.8 million for the second quarter of 2010. This decrease was due primarily to a $1.19 billion decrease in the average balance of investment securities to $3.92 billion for the second quarter of 2011 from $5.11 billion for the second quarter of 2010. In addition, the average yield earned on investment securities decreased 95 basis points to 3.34% for the second quarter of 2011 as compared to 4.29% for the second quarter of 2010. The decrease in the average yield earned reflects current market interest rates.
For the six months ended June 30, 2011 interest on investment securities decreased $45.8 million to $66.4 million as compared to $112.2 million for the six months ended June 30, 2010. This decrease was due primarily to a $1.25 billion decrease in the average balance of investment securities to $3.96 billion for the first six months of 2011 from $5.21 billion for the first six months of 2010. In addition, the average yield of investment securities decreased 96 basis points to 3.35% for the first six months of 2011 as compared to 4.31% for the same period in 2010. The decrease in the average yield earned reflects current market interest rates.
Dividends on Federal Home Loan Bank of New York (“FHLB”) stock increased $465,000, or 5.1%, to $9.6 million for the second quarter of 2011 as compared to $9.2 million for the second quarter of 2010. This increase was due primarily to a 74 basis point increase in the average dividend yield earned to 4.89% as compared to 4.15% for the second quarter of 2010. The effect of the increase in the average dividend yield was partially offset by a $94.4 million decrease in the average balance of FHLB stock to $788.4 million for the second quarter of 2011 as compared to $882.8 million for the second quarter of 2010.
Dividends on FHLB stock increased $893,000, or 4.1%, to $22.4 million for the six months ended June 30, 2011 as compared to $21.5 million for the comparable period in 2010. This increase was due primarily to a 52 basis point increase in the average dividend yield earned to 5.42% as compared to 4.90% for the first six months of 2010. The effect of the increase in the average dividend yield was partially offset by a $50.5 million decrease in the average balance of FHLB stock to $828.3 million for the first six months of 2011 as compared to $878.8 million for the same period in 2010.
Interest on Federal funds sold amounted to $707,000 for the second quarter of 2011 as compared to $576,000 for the second quarter of 2010. The average balance of Federal funds sold amounted to $480.4 million for the second quarter of 2011 as compared to $886.4 million for the second quarter of 2010. The yield earned on Federal funds sold was 0.29% for the 2011 second quarter and 0.26% for the 2010 second quarter. The decrease in the average balance of Federal funds sold is primarily a result of the repayment of short-term borrowings which were used to help fund the Restructuring Transaction.
Interest on Federal funds sold amounted to $1.4 million for the six months ended June 30, 2011 as compared to $1.0 million for the first six months of 2010. The average balance of Federal funds sold amounted to $1.01 billion for the first six months of 2011 as compared to $838.1 million for the same period in 2010. The yield earned on Federal funds sold was 0.28% for the six months ended June 30, 2011 and 0.25% for the six months ended June 30, 2010. The increase in the average balance of Federal funds sold is primarily a result of the timing of the debt extinguishments and the proceeds from securities sales and new borrowings in the Restructuring Transaction.
Total interest expense for the quarter ended June 30, 2011 decreased $120.3 million, or 30.1%, to $279.8 million from $400.1 million for the quarter ended June 30, 2010. This decrease was primarily due to an

$8.10 billion, or 14.8%, decrease in the average balance of total interest-bearing liabilities to $46.57 billion for the quarter ended June 30, 2011 compared with $54.67 billion for the second quarter of 2010. The decrease was also due to a 53 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.41% for the quarter ended June 30, 2011 compared with 2.94% for the quarter ended June 30, 2010. The decrease in the average balance of total interest-bearing liabilities was due to the reduction of total borrowings as part of the Restructuring Transaction.
For the six months ended June 30, 2011 total interest expense decreased $162.9 million, or 20.3%, to $640.9 million from $803.8 million for the six months ended June 30, 2010. This decrease was primarily due to a 39 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.58% for the six months ended June 30, 2011 compared with 2.97% for the six months ended June 30, 2010. The decrease was also due to a $4.53 billion, or 8.3%, decrease in the average balance of total interest-bearing liabilities to $50.04 billion for the six months ended June 30, 2011 compared with $54.57 billion for the six months ended June 30, 2010. The decrease in the average balance of total interest-bearing liabilities was due to the reduction of total borrowings as part of the Restructuring Transaction.
Interest expense on deposits decreased $11.3 million, or 11.8%, to $84.4 million for the second quarter of 2011 from $95.7 million for the second quarter of 2010. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 19 basis points to 1.36% for the second quarter of 2011 as compared to 1.55% for the second quarter of 2010. The effect of the decrease in the average cost of deposits was partially offset by a $277.6 million increase in the average balance of interest-bearing deposits to $24.97 billion during the second quarter of 2011 as compared to $24.69 billion for the second quarter of 2010.
For the six months ended June 30, 2011, interest expense on deposits decreased $30.9 million, or 15.5%, to $168.7 million from $199.6 million for the six months ended June 30, 2010. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 27 basis points to 1.37% for the first six months of 2011 as compared to 1.64% for the first six months of 2010. The effect of the decrease in the average cost of deposits was partially offset by a $304.0 million increase in the average balance of interest-bearing deposits to $24.90 billion during the first six months of 2011 as compared to $24.60 billion for the first six months of 2010.
The decrease in the average cost of deposits during 2011 reflected lower market interest rates and our decision to lower deposit rates to slow deposit growth. At June 30, 2011, time deposits scheduled to mature within one year totaled $9.21 billion with an average cost of 1.27%. These time deposits are scheduled to mature as follows: $3.46 billion with an average cost of 1.02% in the third quarter of 2011, $2.76 billion with an average cost of 1.39% in the fourth quarter of 2011, $1.76 billion with an average cost of 1.59% in the first quarter of 2012 and $1.23 billion with an average cost of 1.24% in the second quarter of 2012. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.
Interest expense on borrowed funds decreased $108.9 million to $195.5 million for the second quarter of 2011 as compared to $304.4 million for the second quarter of 2010. This decrease was primarily due to a $8.38 billion decrease in the average balance of borrowed funds to $21.60 billion for the second quarter of 2011 as compared to $29.98 billion for the second quarter of 2010. This decrease was also due to a 44 basis point decrease in the weighted-average cost of borrowed funds to 3.63% for the second quarter of 2011 as compared to 4.07% for the second quarter of 2010. The decrease in the average balance and cost of our borrowings is due to the effects of the Restructuring Transaction.

For the six months ended June 30, 2011 interest expense on borrowed funds decreased $131.9 million to $472.3 million as compared to $604.2 million for the six months ended June 30, 2010. This decrease was primarily due to a $4.85 billion decrease in the average balance of borrowed funds to $25.13 billion for the first six months of 2011 as compared to $29.98 billion for the first six months of 2010. This decrease was also due to a 27 basis point decrease in the weighted-average cost of borrowed funds to 3.79% for the first six months of 2011 as compared to 4.06% for the first six months of 2010. The decrease in the average balance and cost of our borrowings is due to the effects of the Restructuring Transaction.
Borrowings amounted to $21.13 billion at June 30, 2011 with an average cost of 3.71%. Borrowings scheduled to mature over the next 12 months are as follows: $900.0 million with an average cost of 0.94% in the third quarter of 2011, $750.0 million with an average cost of 0.55% in the fourth quarter of 2011, $900.0 million with an average cost of 0.98% in the first quarter of 2012 and $750.0 million with an average cost of 0.74% in the second quarter of 2012.
The provision for loan losses amounted to $30.0 million for the quarter ended June 30, 2011 as compared to $50.0 million for the quarter ended June 30, 2010. The decrease in our provision for loan losses during the second quarter of 2011 as compared to the same period in 2010 was a result of a stabilization in both the level of charge-offs and the growth of non-performing loans as well as a decrease in the size of the loan portfolio. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $914.2 million at June 30, 2011 compared with $871.3 million at December 31, 2010. The ratio of non-performing loans to total loans was 3.01% at June 30, 2011 compared with 2.82% at December 31, 2010. The highly publicized foreclosure issues that have recently affected the nation’s largest mortgage loan servicers have resulted in greater bank regulatory, court and state attorney general scrutiny. As a result, our foreclosure process and the time to complete a foreclosure have been delayed. We are now experiencing a time frame to repayment or foreclosure ranging from 30 to 36 months from the initial non-performing period. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.
Loans delinquent 30 to 59 days amounted to $408.5 million at June 30, 2011 as compared to $418.9 million at December 31, 2010. Loans delinquent 60 to 89 days amounted to $170.4 million at June 30, 2011 as compared to $193.2 million at December 31, 2010. The allowance for loans losses amounted to $262.3 million at June 30, 2011 as compared to $236.6 million at December 31, 2010. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 0.86% and 28.69%, respectively at June 30, 2011, as compared to 0.77% and 27.15%, respectively at December 31, 2010. The increases in these ratios were due to our consideration of the weak economic conditions during 2010 and the first six months of 2011, particularly prolonged elevated levels of unemployment and underemployment, and continued weak conditions in the housing markets in our primary lending area, in our determination of the allowance for loan losses.
Net charge-offs amounted to $23.0 million for the quarter ended June 30, 2011 as compared to net charge-offs of $22.8 million for the same quarter in 2010. The ratio of net charge-offs to average loans was 0.30% for the three months ended June 30, 2011 as compared to 0.29% for the same period in 2010. For the six months ended June 30, 2011, net charge-offs amounted to $44.3 million as compared to $47.1 million of net charge-offs for the same period in 2010. The ratio of net charge-offs to average loans was 0.29% for the six months ended June 30, 2011 as compared to 0.30% for the same period in 2010.
Total non-interest income was $2.7 million for the second quarter 2011 as compared to $33.2 million for the same quarter in 2010. Included in non-interest income for the second quarter of 2010 were net gains on securities transactions of $30.6 million which resulted from the sale of $515.2 million of mortgage-

backed securities available-for-sale. There were no security sales during the three months ended June 30, 2011.
Total non-interest income was $107.9 million for the six months ended June 30, 2011 as compared to $66.2 million for the same period in 2010. Included in non-interest income for the six months ended June 30, 2011 were net gains on securities transactions of $102.5 million which resulted from the sale of $9.04 billion of securities available-for-sale. Substantially all of the proceeds from the sale of securities were used to repay borrowings as part of the Restructuring Transaction. Included in non-interest income for the six months ended June 30, 2010 were net gains on securities transactions of $61.4 million which resulted from the sale of $1.09 billion of mortgage-backed securities available-for-sale.
Total non-interest expense amounted to $85.8 million for the second quarter of 2011 as compared to $64.6 million for the second quarter of 2010. This increase was due primarily to a $19.9 million increase in Federal deposit insurance assessments and a $4.1 million increase in other non-interest expense, partially offset by a $2.9 million decrease in compensation and employee benefits.
Compensation and employee benefit costs decreased $2.9 million, or 8.8%, to $29.9 million for the second quarter of 2011 as compared to $32.8 million for the same period in 2010. This decrease was primarily due to a $4.7 million decrease in expense related to our stock benefit plans. This decrease was partially offset by a $687,000 increase in medical expenses, a $379,000 increase in pension costs and a $749,000 increase in compensation costs. The increase in compensation costs was due primarily to normal increases in salary as well as additional full time employees. At June 30, 2011, we had 1,577 full-time equivalent employees as compared to 1,562 at December 31, 2010 and 1,557 at June 30, 2010.
Federal deposit insurance expense increased $19.9 million, or 149.6%, to $33.2 million for the second quarter of 2011 from $13.3 million for the second quarter of 2010. This increase was due primarily to the new deposit assessment methodology adopted by the Federal Deposit Insurance Corporation that became effective on April 1, 2011 and which redefined the assessment base as average consolidated total assets minus average tangible equity. Previously, deposit insurance assessments were based on the amount of deposits.
Included in other expense for the second quarter of 2011 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $2.1 million as compared to $173,000 for the second quarter of 2010. This increase was due primarily to increased activity in foreclosed real estate. We sold 45 properties during the second quarter of 2011 and had 123 properties in foreclosed real estate, 54 of which were under contract to sell as of June 30, 2011. For the second quarter of 2010, we sold 8 properties and had 52 properties in foreclosed real estate, of which 9 were under contract to sell as of June 30, 2010.
Total non-interest expense amounted to $1.33 billion for the six months ended June 30, 2011 as compared to $131.1 million for the six months ended June 30, 2010. Included in total non-interest expense for the first six months of 2011 was a $1.17 billion loss on the extinguishment of debt related to the Restructuring Transaction.
Compensation and employee benefit costs decreased $6.2 million, or 9.2%, to $60.8 million for the first six months of 2011 as compared to $67.0 million for the same period in 2010. The decrease in compensation costs is primarily due to a $10.5 million decrease in expense related to our stock benefit plans. This decrease was partially offset by an increase in medical expenses of $2.3 million and a $1.7 million increase in compensation costs due primarily to normal increases in salary as well as additional full time employees.

For the six months ended June 30, 2011 Federal deposit insurance increased $23.6 million, or 91.1%, to $49.5 million from $25.9 million for the six months ended June 30, 2010.
Included in other non-interest expense for the six months ended June 30, 2011 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate, of $2.8 million as compared to $1.5 million for the comparable period in 2010. We sold 74 properties during the first six months of 2011 as compared to 38 properties for the same period in 2010.
Our efficiency ratio was 31.14% for the 2011 second quarter as compared to 18.42% for the 2010 second quarter. For the six months ended June 30, 2011, our efficiency ratio was 28.63% compared with 18.34% for the corresponding 2010 period. The efficiency ratio is calculated by dividing non-interest expense, excluding the loss on the extinguishment of debt, by the sum of net interest income and non-interest income, excluding net securities gains from the Restructuring Transaction. Our annualized ratio of non-interest expense to average total assets for the second quarter of 2011 was 0.67% as compared to 0.43% for the second quarter of 2010. Our annualized ratio of non- interest expense to average total assets for the six months ended June 30, 2011 was 4.79% compared with 0.43% for the corresponding period in 2010. Excluding the loss on the extinguishment of debt, our annualized ratio of operating non-interest expense to average total assets was 0.56% for the first six months of 2011. Please see page 15 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles and a calculation of the efficiency ratio.
Income tax expense amounted to $63.8 million for the second quarter of 2011 compared with income tax expense $93.5 million for the same quarter in 2010. Our effective tax rate for the second quarter of 2011 was 39.92% compared with 39.61% for the second quarter of 2010. Income tax benefit amounted to $299.5 million for the six months ended June 30, 2011 compared with income tax expense $192.3 million for the six months ended June 30, 2010.
Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. and Hudson City Bancorp, Inc.’s plans, objectives, expectations and intentions, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, and legislative, regulatory and public policy changes. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City’s forward-looking statements, please refer to Hudson City’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2011	2010
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$146,701	$175,769
Federal funds sold and other overnight deposits	566,950	493,628

Total cash and cash equivalents	713,651	669,397
Securities available for sale:
Mortgage-backed securities	10,484,264	18,120,537
Investment securities	7,221	89,795
Securities held to maturity:
Mortgage-backed securities	4,896,216	5,914,372
Investment securities	3,638,950	3,939,006

Total securities	19,026,651	28,063,710
Loans	30,373,476	30,923,897
Net deferred loan costs	92,026	86,633
Allowance for loan losses	(262,306)	(236,574)

Net loans	30,203,196	30,773,956
Federal Home Loan Bank of New York stock	767,064	871,940
Foreclosed real estate, net	38,364	45,693
Accrued interest receivable	211,541	245,546
Banking premises and equipment, net	70,970	69,444
Goodwill	152,109	152,109
Other assets	595,093	274,238

Total Assets	$51,778,639	$61,166,033

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$24,969,778	$24,605,896
Noninterest-bearing	584,823	567,230

Total deposits	25,554,601	25,173,126
Repurchase agreements	7,700,000	14,800,000
Federal Home Loan Bank of New York advances	13,425,000	14,875,000

Total borrowed funds	21,125,000	29,675,000
Due to brokers	—	538,200
Accrued expenses and other liabilities	211,079	269,469

Total liabilities	46,890,680	55,655,795

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 526,707,577 shares outstanding at June 30, 2011 and 526,718,310 shares outstanding at December 31, 2010	7,415	7,415
Additional paid-in capital	4,713,474	4,705,255
Retained earnings	2,069,138	2,642,338
Treasury stock, at cost; 214,758,978 shares at June 30, 2011 and 214,748,245 shares outstanding at December 31, 2010	(1,726,057)	(1,725,946)
Unallocated common stock held by the employee stock ownership plan	(201,227)	(204,230)
Accumulated other comprehensive income, net of tax	25,216	85,406

Total shareholders’ equity	4,887,959	5,510,238

Total Liabilities and Shareholders’ Equity	$51,778,639	$61,166,033

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$380,375	$426,244	$763,328	$854,405
Consumer and other loans	4,077	4,654	8,225	9,413
Mortgage-backed securities held to maturity	55,761	92,319	116,977	202,445
Mortgage-backed securities available for sale	69,415	129,790	191,507	251,382
Investment securities held to maturity	32,708	49,627	65,535	96,691
Investment securities available for sale	57	5,203	832	15,549
Dividends on Federal Home Loan Bank of New York stock	9,632	9,167	22,433	21,540
Federal funds sold	707	576	1,418	1,025

Total interest and dividend income	552,732	717,580	1,170,255	1,452,450

Interest Expense:
Deposits	84,360	95,670	168,678	199,589
Borrowed funds	195,463	304,396	472,267	604,202

Total interest expense	279,823	400,066	640,945	803,791

Net interest income	272,909	317,514	529,310	648,659
Provision for Loan Losses	30,000	50,000	70,000	100,000

Net interest income after provision for loan losses	242,909	267,514	459,310	548,659

Non-Interest Income:
Service charges and other income	2,732	2,584	5,471	4,814
Gain on securities transactions, net	—	30,626	102,468	61,394

Total non-interest income	2,732	33,210	107,939	66,208

Non-Interest Expense:
Compensation and employee benefits	29,889	32,789	60,773	66,951
Net occupancy expense	8,030	7,924	16,455	16,271
Federal deposit insurance assessment	33,198	13,300	49,528	25,927
Loss on extinguishment of debt	—	—	1,172,092	—
Other expense	14,720	10,583	27,557	21,978

Total non-interest expense	85,837	64,596	1,326,405	131,127

Income (loss) before income tax expense (benefit)	159,804	236,128	(759,156)	483,740
Income Tax Expense (Benefit)	63,796	93,537	(299,500)	192,264

Net income (loss)	$96,008	$142,591	$(459,656)	$291,476

Basic Earnings (Loss) Per Share	$0.19	$0.29	$(0.93)	$0.59

Diluted Earnings (Loss) Per Share	$0.19	$0.29	$(0.93)	$0.59

Weighted Average Number of Common Shares Outstanding:
Basic	494,137,888	492,888,447	493,993,685	492,728,025
Diluted	494,751,960	494,406,802	493,993,685	494,807,046

Hudson City Bancorp, Inc. and Subsidiary
Reconciliation of GAAP and Operating Earnings
(Unaudited)
Operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). However, we believe that operating earnings are an important indication of earnings from our core banking operations. Operating earnings typically exclude the effects of certain non-recurring or unusual transactions, such as the Restructuring Transaction. We believe that our presentation of operating earnings provides useful supplemental information to both management and investors in evaluating the Company’s financial results.
Operating earnings should not be considered a substitute for net income, earnings per share or any other data prepared in accordance with GAAP. In addition, we may calculate operating earnings differently from other companies reporting data with similar names.
The following is a reconciliation of the Company’s GAAP and operating earnings for the periods presented:

	For the Three Months Ended			For the Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010
GAAP (Loss) Earnings	$96,008	$142,591	$(555,664)	$(459,656)	$291,476
Adjustments to GAAP (loss) earnings:
Loss on extinguishment of debt	—	—	1,172,092	1,172,092	—
Net gain on securities sales related to Restructuring Transaction (5)	—	—	(98,278)	(98,278)	—
Income tax effect	—	—	(424,479)	(424,479)	—

Operating earnings	96,008	142,591	93,671	189,679	291,476

Diluted GAAP (Loss) Earnings per Share	$0.19	$0.29	$(1.13)	$(0.93)	$0.59
Adjustments to GAAP (loss) earnings:
Loss on extinguishment of debt	—	—	2.37	2.37	—
Net gain on securities sales related to Restructuring Transaction (5)	—	—	(0.20)	(0.20)	—
Income tax effect	—	—	(0.85)	(0.85)	—

Diluted operating earnings per share	$0.19	$0.29	$0.19	$0.39	$0.59

Weighted average number of common shares outstanding:
Basic	494,137,888	492,888,447	493,843,304	493,993,685	492,728,025
Diluted	494,751,960	494,406,802	494,502,987	494,709,376	494,807,046
Operating Efficiency Ratio
Total non-interest expense	$85,837	$64,596	$1,240,568	$1,326,405	$131,127
Loss on extinguishment of debt	—	—	(1,172,092)	(1,172,092)	—

Operating non-interest expense	$85,837	$64,596	$68,476	$154,313	$131,127

Net interest income	272,909	317,514	256,401	529,310	648,659
Total non-interest income	2,732	33,210	105,207	107,939	66,208
Net gains on securities transactions related to Restructuring Transaction (5)	—	—	(98,278)	(98,278)	—

Operating non-interest income	2,732	33,210	6,929	9,661	66,208

Total operating income	$275,641	$350,724	$263,330	$538,971	$714,867

Operating efficiency ratio (4)	31.14%	18.42%	26.00%	28.63%	18.34%
Ratio of operating earnings to average assets (1) (2)	0.74%	0.93%	0.63%	0.68%	0.96%
Ratio of operating earnings to average equity (1) (3)	8.00%	10.42%	6.99%	7.47%	10.69%

(1)	Ratios are annualized.

(2)	Calculated by dividing annualized operating earnings by average assets

(3)	Calculated by dividing annualized operating earnings by average shareholders’ equity

(4)	Calculated by dividing operating non-interest expense by total operating income

(5)	Total net securities gains amounted to $102.5 million and $61.4 million for the six months ended June 30, 2011 and 2010, respectively

Total net securities gains amounted to $102.5 million for the three months ended March 31, 2011.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended June 30,
	2011				2010
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$29,845,530	$380,375	5.10%		$31,614,795	$426,244	5.39%
Consumer and other loans	313,139	4,077	5.21		349,749	4,654	5.32
Federal funds sold and other overnight deposits	480,382	707	0.29		886,378	576	0.26
Mortgage-backed securities at amortized cost	15,427,817	125,176	3.25		20,570,629	222,109	4.32
Federal Home Loan Bank stock	788,405	9,632	4.89		882,819	9,167	4.15
Investment securities, at amortized cost	3,919,585	32,765	3.34		5,109,046	54,830	4.29

Total interest-earning assets	50,774,858	552,732	4.35		59,413,416	717,580	4.83

Noninterest-earnings assets (4)	1,390,039				1,600,216

Total Assets	$52,164,897				$61,013,632

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$867,141	1,399	0.65		$834,784	1,555	0.75
Interest-bearing transaction accounts	2,016,548	4,013	0.80		2,374,298	6,288	1.06
Money market accounts	7,914,933	20,689	1.05		5,179,001	12,958	1.00
Time deposits	14,169,657	58,259	1.65		16,302,646	74,869	1.84

Total interest-bearing deposits	24,968,279	84,360	1.36		24,690,729	95,670	1.55

Repurchase agreements	7,720,330	86,795	4.51		15,100,000	154,992	4.12
Federal Home Loan Bank of New York advances	13,881,044	108,668	3.14		14,875,000	149,404	4.03

Total borrowed funds	21,601,374	195,463	3.63		29,975,000	304,396	4.07

Total interest-bearing liabilities	46,569,653	279,823	2.41		54,665,729	400,066	2.94

Noninterest-bearing liabilities:
Noninterest-bearing deposits	577,051				594,131
Other noninterest-bearing liabilities	216,418				278,876

Total noninterest-bearing liabilities	793,469				873,007

Total liabilities	47,363,122				55,538,736
Shareholders’ equity	4,801,775				5,474,896

Total Liabilities and Shareholders’ Equity	$52,164,897				$61,013,632

Net interest income/net interest rate spread (2)		$272,909	1.94			$317,514	1.89

Net interest-earning assets/net interest margin (3)	$4,205,205		2.14%		$4,747,687		2.13%

Ratio of interest-earning assets to
interest-bearing liabilities			1.09	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $133.0 million and $397.8 million for the quarters ended June 30, 2011 and 2010, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Six Months Ended June 30,
	2011				2010
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$29,947,703	$763,328	5.10%		$31,555,931	$854,405	5.42%
Consumer and other loans	317,250	8,225	5.19		354,169	9,413	5.32
Federal funds sold and other overnight deposits	1,007,679	1,418	0.28		838,112	1,025	0.25
Mortgage-backed securities at amortized cost	18,455,170	308,484	3.34		20,417,100	453,827	4.45
Federal Home Loan Bank stock	828,288	22,433	5.42		878,816	21,540	4.90
Investment securities, at amortized cost	3,958,925	66,367	3.35		5,205,697	112,240	4.31

Total interest-earning assets	54,515,015	1,170,255	4.29		59,249,825	1,452,450	4.90

Noninterest-earnings assets (4)	1,358,562				1,617,883

Total Assets	$55,873,577				$60,867,708

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$863,895	2,772	0.65		$815,904	3,022	0.75
Interest-bearing transaction accounts	2,064,324	8,159	0.80		2,289,876	13,797	1.22
Money market accounts	7,451,303	38,556	1.04		5,221,284	29,688	1.15
Time deposits	14,522,391	119,191	1.66		16,270,803	153,082	1.90

Total interest-bearing deposits	24,901,913	168,678	1.37		24,597,867	199,589	1.64

Repurchase agreements	10,687,277	226,488	4.27		15,100,000	306,421	4.09
Federal Home Loan Bank of New York advances	14,447,292	245,779	3.43		14,875,000	297,781	4.04

Total borrowed funds	25,134,569	472,267	3.79		29,975,000	604,202	4.06

Total interest-bearing liabilities	50,036,482	640,945	2.58		54,572,867	803,791	2.97

Noninterest-bearing liabilities:
Noninterest-bearing deposits	518,199				537,283
Other noninterest-bearing liabilities	240,871				304,347

Total noninterest-bearing liabilities	759,070				841,630

Total liabilities	50,795,552				55,414,497
Shareholders’ equity	5,078,025				5,453,211

Total Liabilities and Shareholders’ Equity	$55,873,577				$60,867,708

Net interest income/net interest rate spread (2)		$529,310	1.71			$648,659	1.93

Net interest-earning assets/net interest margin (3)	$4,478,533		1.92%		$4,676,958		2.17%

Ratio of interest-earning assets to interest-bearing liabilities			1.0	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $166.5 million and $154.2 million for the six months ended June 30, 2011 and 2010, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

June 30,
(In thousands, except share and per share amounts)	2011
Shareholders’ equity	$4,887,959
Goodwill and other intangible assets	(155,972)

Tangible Shareholders’ equity	$4,731,987

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(214,758,978)

Shares outstanding	526,707,577
Unallocated ESOP shares	(32,233,188)
Unvested RRP shares	(150,300)
Shares in trust	(187,802)

Book value shares	494,136,287

Book value per share	$9.89

Tangible book value per share	$9.58

Hudson City Bancorp, Inc.
Other Financial Data
Securities Portfolio at June 30, 2011

	Amortized	Estimated	Unrealized
	Cost	Fair Value	Gain/(Loss)
	(dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$939,975	$987,625	$47,650
FNMA	2,482,804	2,624,814	142,010
FHLMC and FNMA CMO’s	1,379,866	1,465,726	85,860
GNMA	93,571	96,946	3,375

Total mortgage-backed securities	4,896,216	5,175,111	278,895

Investment securities:
United States GSE debt	3,638,950	3,601,261	(37,689)

Total investment securities	3,638,950	3,601,261	(37,689)

Total held to maturity	$8,535,166	$8,776,372	$241,206

Available for sale:

Mortgage-backed securities:
FHLMC	$4,006,482	$4,052,820	$46,338
FNMA	5,152,251	5,184,079	31,828
FHLMC and FNMA CMO’s	92,549	93,745	1,196
GNMA	1,138,860	1,153,620	14,760

Total mortgage-backed securities	10,390,142	10,484,264	94,122

Investment securities:
Equity securities	6,767	7,221	454

Total investment securities	6,767	7,221	454

Total available for sale	$10,396,909	$10,491,485	$94,576

Hudson City Bancorp, Inc.
Other Financial Data
Loan Data at June 30, 2011:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
	(dollars in thousands)
First Mortgage Loans:
One- to four- family	$818,630	2,272	2.70%	$29,107,114	69,481	95.83%
FHA/VA	75,345	281	0.25%	718,204	3,477	2.36%
PMI	8,943	29	0.03%	197,174	622	0.65%
Construction	7,002	6	0.02%	8,368	7	0.03%
Commercial	531	2	0.01%	42,460	90	0.14%

Total mortgage loans	910,451	2,590	3.00%	30,073,320	73,677	99.01%

Home equity loans	3,728	34	0.01%	279,434	7,444	0.92%
Other loans	60	3	0.00%	20,722	2,211	0.07%

Total	$914,239	2,627	3.01%	$30,373,476	83,332	100.00%

•	Net charge-offs amounted to $23.0 million for the second quarter of 2011.

•	Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs.

•	Based on the valuation indices, house prices have declined in the New York metropolitan area, where 72.7% of our non-performing loans were located at June 30, 2011, by approximately 23% from the peak of the market in 2006 through April 2011 and by 32% nationwide during that period. From April 2010 to April 2011, the house price indices decreased by approximately 3% in the New York metropolitan area and 4% nationwide.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•	Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.
Foreclosed real estate at June 30, 2011:

		Carrying	Number Under
	Number	Value	Contract of Sale
	(dollars in thousands)
Foreclosed real estate	123	$38,364	54
•	During the first six months of 2011, we sold 74 foreclosed properties. Write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate amounted to $2.8 million for the first six months of 2011.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	June 30, 2011	March 31, 2011	Dec. 31. 2010	Sept. 30, 2010	June 30, 2010
	(Dollars in thousands, except per share data)
Net interest income	$272,909	$256,401	$251,834	$290,334	$317,514
Provision for loan losses	30,000	40,000	45,000	50,000	50,000
Non-interest income	2,732	105,207	62,927	33,859	33,210
Non-interest expense:
Compensation and employee benefits	29,889	30,884	34,798	32,054	32,789
Other non-interest expense	55,948	1,209,684	34,757	33,652	31,807

Total non-interest expense	85,837	1,240,568	69,555	65,706	64,596

Income (loss) before income tax (benefit) expense	159,804	(918,960)	200,206	208,487	236,128
Income tax (benefit) expense	63,796	(363,296)	79,045	83,918	93,537

Net (loss) income	$96,008	$(555,664)	$121,161	$124,569	$142,591

Total assets	$51,778,639	$52,429,066	$61,166,033	$60,616,632	$60,933,134
Loans, net	30,203,196	30,182,380	30,773,956	31,626,561	32,062,829
Mortgage-backed securities
Available for sale	10,484,264	10,540,674	18,120,537	14,961,441	13,825,644
Held to maturity	4,896,216	5,304,263	5,914,372	6,777,579	7,619,996
Other securities
Available for sale	7,221	7,122	89,795	90,797	366,937
Held to maturity	3,638,950	3,938,950	3,939,006	4,939,922	5,139,794
Deposits	25,554,601	25,461,079	25,173,126	24,914,621	25,168,465
Borrowings	21,125,000	22,025,000	29,675,000	29,825,000	29,975,000
Shareholders’ equity	4,887,959	4,728,847	5,510,238	5,622,770	5,543,256

Performance Data:
Return on average assets (1)	0.74%	-3.73%	0.80%	0.82%	0.93%
Return on average equity (1)	8.00%	-41.49%	8.50%	8.86%	10.42%
Net interest rate spread (1)	1.94%	1.50%	1.48%	1.73%	1.89%
Net interest margin (1)	2.14%	1.72%	1.73%	1.97%	2.13%
Non-interest expense to average assets (1) (4)	0.67%	8.44%	0.46%	0.43%	0.43%
Compensation and benefits to total revenue (5)	10.84%	8.54%	11.06%	9.89%	9.35%
Efficiency ratio (2)	31.14%	26.00%	22.10%	20.27%	18.42%
Dividend payout ratio	42.11%	NM	60.00%	60.00%	51.72%
Per Common Share Data:
Basic (loss) earnings per common share	$0.19	($1.13)	$0.25	$0.25	$0.29
Diluted (loss) earnings per common share	$0.19	($1.13)	$0.25	$0.25	$0.29
Book value per share (3)	$9.89	$9.58	$11.16	$11.40	$11.25
Tangible book value per share (3)	$9.58	$9.26	$10.85	$11.08	$10.93
Dividends per share	$0.08	$0.15	$0.15	$0.15	$0.15

Capital Ratios:
Equity to total assets (consolidated)	9.44%	9.02%	9.01%	9.28%	9.10%
Tier 1 leverage capital (Bank)	8.44%	8.12%	7.95%	7.91%	7.75%
Total risk-based capital (Bank)	20.27%	19.66%	23.04%	22.42%	21.90%

Other Data:
Full-time equivalent employees	1,577	1,569	1,562	1,573	1,557
Number of branch offices	135	135	135	135	134

Asset Quality Data:
Total non-performing loans	$914,239	$886,530	$871,259	$837,469	$790,137
Number of non-performing loans	2,627	2,524	2,430	2,291	2,110
Total number of loans	83,332	82,976	83,929	85,953	87,041
Total non-performing assets	$952,603	$930,541	$916,952	$877,745	$811,827
Non-performing loans to total loans	3.01%	2.92%	2.82%	2.64%	2.46%
Non-performing assets to total assets	1.84%	1.77%	1.50%	1.45%	1.33%
Allowance for loan losses	$262,306	$255,283	$236,574	$216,283	$192,983
Allowance for loan losses to non-performing loans	28.69%	28.80%	27.15%	25.83%	24.42%
Allowance for loan losses to total loans	0.86%	0.84%	0.77%	0.68%	0.60%
Provision for loan losses	$30,000	$40,000	$45,000	$50,000	$50,000
Net charge-offs	$22,977	$21,290	$24,709	$26,701	$22,846
Ratio of net charge-offs to average loans (1)	0.30%	0.28%	0.32%	0.33%	0.29%
Net losses (gains) on foreclosed real estate	$2,053	$776	$1,585	$(391)	$173

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income. For the quarter ended March 31, 2011, non-interest expense excludes the loss on debt extinguishments and non-interest income excludes securities gains from the Restructuring Transaction. See page 15 for a calculation of the efficiency ratio.

(3)	Please see page 13 for a calculation of book value per share and tangible book value per share.

(4)	Computed by dividing non-interest expense by average assets.

(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income

NM — not meaningful